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                                                                     EXHIBIT 8.2

                                [A&G LETTERHEAD]

                                 March 31, 1998

Ambassador Apartments, Inc.
77 W. Wacker Drive
Chicago, IL 60601

Ladies and Gentlemen:

     At your request, we have examined the registration statement to which this opinion is an Exhibit (the "Registration Statement") of Apartment Investment and Management Company, a Maryland corporation ("AIMCO"), in connection with the registration under the Securities Act of 1933, as amended, of shares of Class A Common Stock of AIMCO to be issued in connection with the proposed merger (the "Merger") of Ambassador Apartments, Inc., a Maryland corporation ("Ambassador"), with and into AIMCO. Our opinion has been requested regarding certain federal income tax consequences of this Merger.

     The terms of the proposed Merger are contained in the Agreement and Plan of Merger dated as of December 23, 1997, between Ambassador and AIMCO, and supplemented by a letter dated March 11, 1998 (the "Merger Agreement"). Terms not otherwise defined in this letter shall have the meanings assigned to them in the Merger Agreement.

     We assume in rendering this opinion that the Merger will be consummated in accordance with the terms, conditions and other provisions of the Merger Agreement, and that all of the factual information, descriptions, representations and assumptions set forth in the Merger Agreement and in the letters to us from AIMCO and Ambassador, which were dated March 26, 1998, were accurate and complete at the respective dates of such letters or other writings, and will be accurate and complete at the time the Merger becomes effective (the "Effective Time"), and that the disclosure set forth in the Proxy Statement/Prospectus ("Proxy Statement/ Prospectus") contained in the Registration Statement that is to be mailed to Ambassador stockholders in connection with the special meeting of stockholders (at which Ambassador stockholders will be asked to approve the Merger Agreement and the transactions contemplated thereby, among other proposals) is accurate and complete. We have made no independent investigation as to the facts set forth in any of the foregoing. Nothing has come to our attention, however, that would indicate in any material respect that such facts as so set forth are not accurate or complete or do not include all material facts relevant to our opinion.

     Subject to and based on the foregoing and on the other matters set forth herein, it is our opinion that the Merger should qualify as a "reorganization" for U.S. federal income tax purposes under Section 368(a) of the Code, and that AIMCO and Ambassador should each be a party to such reorganization within the meaning of Section 368(b) of the Code. We are also of the opinion that the descriptions of the law contained in the Prospectus under the caption "Federal Income Tax Consequences of the Merger" appearing on pages 49, 50 and 51 of the Proxy Statement/Prospectus, are correct in all material respects, and the discussion thereunder fairly summarizes the material federal income tax consequences of the Merger to an Ambassador stockholder.

     Our opinion is based on the understanding that the relevant facts are, and will be at the Effective Time, as set forth or referred to in this letter. If this understanding is incorrect or incomplete in any respect, our opinion could be affected.

     This opinion is based on the Code and the regulations thereunder, and on the interpretations thereof by the Internal Revenue Service and courts having jurisdiction over such matters, none of which squarely addresses every precise factual circumstance present in connection with the Merger but all of which, taken together, in our opinion provide a sufficient legal basis for our opinions set forth herein. However, the possibility exists that our opinion as to the proper application of the law to the facts of the Merger would not be accepted by the Internal Revenue Service or would not prevail in court. In addition, the authorities upon
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Ambassador Apartments, Inc.
March 31, 1998
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which we have relied are all subject to change and such change may be made with retroactive effect. We can give no assurance that after any such change, our opinion would not be different. Lastly, any variation or difference in the facts as incorporated herein might affect the conclusions stated herein.

     This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, except that we consent in accordance with the requirements of Item 601(a)(23) of Regulation S-K under the Securities Act, to the filing of this opinion as Exhibit 8.2 of the Registration Statement, and to the use of our name under the captions "The Merger and Related Transactions -- Federal Income Tax Consequences of the Merger" and "Legal Matters" in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/ ALTHEIMER & GRAY

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